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SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:
☒	Preliminary information statement	☐	Confidential, for Use of the Commission only (as permitted by Rule 14c-5(d)(2))
☐	Definitive information statement
ONELINK, INC.
(Name of Registrant as Specified in Charter)

  Payment of Filing Fee (Check the appropriate box):

☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction: $214,300
(5)	Total fee paid: $43
Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

ONELINK, INC.
10340 Viking Drive
Eden Prairie, Minnesota 55344

September 24, 2002

Dear Shareholder:

        This Information Statement is being furnished to the holders of common stock, par value $.01 per share, and the holders of Series A Preferred Stock of OneLink, Inc., a Minnesota corporation ("OneLink"), in connection with the proposed sale of substantially all of the assets of OneLink to CallVision, Inc., a Washington corporation ("CallVision"). We believe the asset sale is in the best interests of OneLink and its shareholders. The asset sale and the proposed Asset Purchase Agreement have the unanimous support of our board of directors, and shareholders holding a majority of the issued and outstanding voting capital stock have agreed in writing to the asset sale pursuant to a voting agreement with CallVision. This action by our shareholders is sufficient to ensure that a majority of our shareholders approve the asset sale without the vote of any other shareholder. Accordingly, your approval is not required and is not being sought.

        OneLink shareholders are not expected to receive any cash, stock or other property in connection with or as a result of the sale of assets. OneLink will no longer engage in any business but will attempt to continue being a publicly held reporting company by filing required disclosure documents. Nevertheless, we cannot be certain that this will be possible. Subject to regulatory requirements, OneLink common stock will continue to be quoted on the OTC Bulletin Board, and OneLink will make reasonable efforts to continue filing disclosure reports with the Securities and Exchange Commission. OneLink hopes to find a private company seeking to become a publicly held company through a merger.

        This Information Statement and the attached documents provide you with detailed information about the asset sale. Please read these documents carefully in their entirety. You may also obtain other information about OneLink from publicly available documents that have been filed with the Securities and Exchange Commission.

                      Very truly yours,
                       /s/ Paul F. Lidsky
                      Paul F. Lidsky
                      CHIEF EXECUTIVE OFFICER

ONELINK, INC.
10340 Viking Drive, Suite 150
Eden Prairie, Minnesota 55344

NOTICE OF MEETING AND INFORMATION STATEMENT
for
Special Meeting of Shareholders
to be held October 4, 2002 at 10:00 a.m. (Central Time)

        This Information Statement is being mailed to shareholders of OneLink, Inc., a Minnesota corporation ("OneLink" or the "Company"), in connection with the sale of substantially all of the Company's assets. Under Minnesota corporate law, a sale of substantially all of the assets of a corporation requires the approval of a majority of a corporation's voting shares. Pursuant to a voting agreement with CallVision, Inc., a Washington corporation and buyer of the Company's assets ("CallVision"), shareholders holding a majority of the shares of Company's voting capital stock have already agreed to vote their shares in favor of the asset sale either in person or by proxy delivered to CallVision. Accordingly, your vote is not being solicited nor are you being furnished with a proxy. This Notice of Meeting and Information Statement is furnished to you solely for the purpose of informing shareholders of these corporate actions before they take effect, in the manner required under the Securities Exchange Act of 1934, as amended, and providing you with notice of the meeting of the Company's shareholders at which the asset sale shall be approved (the "Special Meeting").

        The Special Meeting will be held on October 4, 2002 at the offices of Maslon Edelman Borman & Brand, LLP, the Company's counsel, located at 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402. This Information Statement was first sent to holders of the Company's voting capital stock on or about September 24, 2002.

        Only shareholders of the Company's common stock, $0.01 par value, and Series A Preferred Stock, $0.01 par value, of record at the close of business on September 23, 2002 (the "Record Date") are entitled to vote at the Special Meeting. Each holder of common stock is entitled to one vote for each share of common stock held by such shareholder, and each holder of Series A Preferred Stock is entitled to one vote for each share of common stock into which such shareholder's Series A Preferred shares are convertible, determined as of the Record Date. On the Record Date, there were outstanding 9,861,254 shares of common stock, and 1,320,000 shares of Series A Preferred Stock entitling the holders thereof to an aggregate of 1,320,000 votes. OneLink shareholders are eligible to exercise dissenters' and appraisal rights in connection with the asset sale. For more information, please read the "Dissenters' Rights" summary beginning on page 11.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SUMMARY TERM SHEET

        The following is a summary of the material terms of the asset sale. This discussion of the material terms of the asset sale is qualified in its entirety by reference to the more detailed description in this Information Statement found in "Description of the Asset Sale" beginning on page 5.

        Sale of Assets.    OneLink proposes to sell substantially all of its assets to CallVision. After the sale, OneLink will no longer continue any of its business operations.

        Reasons for the Asset Sale.    OneLink proposes to sell substantially all of its assets for a variety of reasons, including the Company's inability to continue ongoing operations with current cash flow combined with its inability to obtain additional financing, the severe slowdown in the telecommunications industry, and dramatically reduced spending on peripheral products and services by telephone companies. After seeking strategic partners and/or other potential purchasers for the assets related to the Company's TeleSmart and TeleMetrics business-intelligence services, we were unable to find a superior alternative to the proposed asset sale. Accordingly, our board of directors has deemed it advisable and in the best interests of the Company and our shareholders to enter into the asset sale.

        Purchase Price.    CallVision has agreed to pay, subject to certain adjustments, approximately $214,300 for the Company's assets, plus a percentage of revenue generated from future service contracts acquired by CallVision (other than the Company's service contract with Qwest Communications International, Inc.) until December 31, 2003.

        Representations and Warranties.    We have made various representations and warranties to CallVision regarding items such as our organization and good standing, title to our assets, the validity and enforceability of the asset purchase agreement governing the asset sale, the condition of the assets, current litigation and our intellectual property assets. CallVision has also made customary representations and warranties to us.

        Covenants.    We have made certain covenants to CallVision, including covenants regarding access to information, non-solicitation of other offers to purchase our assets, and the operation of our business. We also agreed to fully satisfy our ongoing liabilities in the ordinary course unless failure to do so will not materially adversely affect the economic value of the assets in CallVision's possession.

        Closing and Closing Conditions.    Each party's obligations to consummate the asset sale is subject to certain prior conditions, including the acquisition of required material consents, the absence of material adverse changes in the condition of our assets and our business, and the approval of the asset sale by holders of a majority of OneLink's voting shares held by shareholders at the Special Meeting.

        Termination.    The purchase agreement governing the asset sale may be terminated prior to the consummation of the asset sale by a party if the other party materially breaches the agreement, if both parties mutually agree to so terminate, if closing conditions existing for a party's benefit fail to obtain, or by either party if the asset sale has not been consummated by December 31, 2002.

        Indemnification.    OneLink and CallVision have agreed to indemnify each other for losses incurred in connection with a breach of a party's representations, warranties or covenants under the purchase agreement, and in certain other situations.

        Our Business After the Asset Sale.    Upon the completion of the asset sale, we intend to pay the Company's liabilities and maintain the Company's reporting company status by filing disclosure reports with the SEC under the Securities and Exchange Act of 1934, as amended.

        Consequences to Shareholders.    OneLink shareholders are not expected to receive any cash, stock or other property in connection with, or as a result of, the asset sale. In addition, there is the risk that the Company may be unable to maintain its status as a public reporting company if there are insufficient funds after the asset sale and the payment of the Company's creditors. In such a case, the public market for and liquidity of the Company's common stock will be substantially reduced, if not eliminated entirely. Nevertheless, if the Company is able to find a private company seeking a public shell with which to merge, shareholders could receive consideration in the form of cash, stock or other property as a result of the merger.

        Dissenters' Rights.    OneLink shareholders are eligible to exercise dissenters' and appraisal rights in connection with the proposed asset sale. In order to exercise dissenters' rights, a shareholder must (1) notify the Company of his, her or its intent to exercise such rights by written notice delivered to the Company, and (2) not vote in favor of the asset sale at the Special Meeting. Any shareholder contemplating the possibility of dissenting from the asset sale should carefully review the text of the Dissenters' Rights section of this Information Statement beginning on page 11, as well as Annex A (particularly the steps required to perfect dissenters' rights, which are complex) and should also consult with legal counsel. Dissenters' rights will be lost if the procedural requirements of the Minnesota Business Corporation Act are not fully and precisely satisfied.

FORWARD-LOOKING STATEMENTS

        This Information Statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. All statements included herein regarding the possibility of a future merger, and the Company's intention and ability to file disclosure reports with the SEC after the asset sale are forward-looking statements. Actual events may differ materially from those anticipated in the forward-looking statements because of a variety of factors, including a lack of funds to complete and file disclosure reports required by the SEC, OneLink's possible inability to find a suitable merger partner, and including those risk factors set forth in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001.

BACKGROUND OF THE ASSET SALE

        Despite OneLink's efforts to increase sales revenue and decrease expenses over the past two years, we continued to experience negative cash flow during fiscal year 2002. In the summer of 2001, our board of directors authorized a private placement aimed at raising $1.5 million. After several months of effort, we were able to raise only $650,000. Upon consideration of the declining state of the telecommunications industry, the Company's ability to raise additional capital, and after reviewing several potential strategic partnership alternatives, the Company's board of directors concluded that the sale of the Company's assets to CallVision was in the best interests of the Company and its shareholders.

        On or about April 5, 2002, the Company received a call from senior management of CallVision expressing their interest in discussing a potential acquisition of substantially all of the Company's assets. At about the same time, the Company also received several other inquiries regarding the potential sale of all or substantially all of the Company's assets. OneLink's board of directors, after assessing the Company's financial difficulties and the general state of the telecommunications industry, had previously authorized Paul Lidsky, the Company's President and Chief Executive Officer, to enter into discussions with all interested parties on February 21, 2002.

        Over the next 60 days, OneLink's management team met with several interested parties and determined that CallVision's offer was the Company's best alternative. This determination was made based on the fact that CallVision's offer involved the greatest amount of consideration and the greatest payments in advance of the asset sale's conclusion. Also important to this conclusion was the fact that Qwest, whose contract was not assignable without Qwest's consent, favored a disposition of the Company's assets to CallVision.

        On May 17, 2002, there was a meeting between the management teams of OneLink and CallVision, and several additional teleconference meetings thereafter took place between the management teams in the ensuing days. On or about May 24, 2002, Paul Lidsky recommended to the Company's board of directors that they enter into formal negotiation of an asset purchase agreement with CallVision. On May 28, 2002, the board met to review the potential asset sale alternatives and agreed that the potential sale to CallVision was the most advantageous to the Company and its shareholders. Accordingly, the board authorized Paul Lidsky to execute and deliver a letter of intent with CallVision and to proceed with the negotiation of a definitive asset purchase agreement. A press release was issued on June 3, 2002 announcing that the two companies has signed a letter of intent pursuant to which CallVision would purchase substantially all of OneLink's assets.

        Over the next 30 days, negotiations for the asset sale proceeded and, at the same time, a final assignment consent was negotiated with Qwest. On June 30, 2002, a definitive asset purchase agreement was signed by OneLink and CallVision.

Description of Business of CallVision

        Founded in 1996, CallVision helps leading telecommunications companies forge deeper and more profitable relationships with their business customers. CallVision's current clients include VoiceStream Wireless (a subsidiary of Deutsche Telekom), Broadwing, Inc., and Lightship Telecom. CallVision is headquartered in Seattle, and can be found on the world-wide web at http://www.callvision.com.

        CallVision currently offers three products: I-Analyst, I-Report and I-Statement. I-Analyst allows medium to large business customers to transform their bills into vital sources of business intelligence. I-Analyst quickly becomes an integral part of a business' ongoing operations, allowing the businesses to cultivate increased loyalty and retention among the highest-valued customers.

        I-Report enables residential and small business customers to interact with their bills to acquire insight into their usage. I-Report significantly increases customer usage of e-billing and other CRM applications, thereby helping strengthen relationships with existing customers.

        I-Statement is a biller-direct e-billing platform enabling customers to view and pay their bills online while giving customers flexibility and control over the bill-paying process. I-Statement engages customers in digital relationship that ultimately reduce customer-service and paper-billing costs.

DESCRIPTION OF THE ASSET SALE

        The following is a summary of the material information from this Information Statement and may not contain all of the information that is important to you. To understand the asset sale fully, and for a more complete description of the legal terms of the asset sale, you should carefully read this Information Statement and the documents to which we refer you. Additional information about us has been filed with the United States Securities and Exchange Commission (the "SEC") and is available upon request without charge, as described under "Where You Can Find More Information" found on page 16. The financial information required by Item 310(a) and (b) of Regulation S-B, and by Schedule 14A and 14C under the Securities and Exchange Act of 1934, is incorporated herein by reference to the financial information which appears in the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB for the periods ended March 31, 2002 and June 30, 2002, all of which are being delivered to shareholders simultaneously with this Information Statement.

The Company

        OneLink, Inc. (formerly OneLink Communications, Inc.) was incorporated in Minnesota in June 1990. Prior to July 1, 2002, OneLink provided telecommunications-based business-intelligence services via the Internet. Our services provided business-intelligence reports containing data about business customers that is available from telecommunications companies. The reports included both summaries and detail about the location of incoming callers, the frequency of calls, the numbers of unanswered calls and busy calls, and similar information. Incumbent Local Exchange Carriers (referred to in the industry as "ILECs") provided the data used to generate the business-intelligence reports. We sold our service directly to ILECs, primarily targeting the Regional Bell Operating Companies. These ILECs in turn marketed and sold our services, under their own private branding, primarily to their own business customers (which we refer to as "end-user customers"), especially small to medium-sized businesses depending on incoming telephone calls to generate revenue (e.g., businesses that rely on reservations, appointments, service calls, etc.).

        Our principal service was TeleSmart Web, which generated reports over the Internet that enabled businesses to make better informed and more accurate marketing and operational decisions. The end-user customers obtained our reports over the Internet in table, graph or map form, allowing them to choose the best format for the information according to their business needs. Moreover, reports could be updated every 48 hours to provide a regular stream of business-intelligence information.

        OneLink's revenues were $557,048 for the six months ended June 30, 2002, $919,009 for the six-month period ended June 30, 2001, and $1,069,472 for the six-month period ended June 30, 2000. To date, we have not generated revenues sufficient to break even, and have supported business operations through a combination of borrowings and equity sales.

Reasons for Engaging in the Transaction

        Important factors in the board of directors' determination to enter into the proposed asset sale included but were not limited to the following:

  •
  our inability to continue funding existing operations with our current cash flow

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  our inability to obtain additional equity or debt financing

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  our financial projections, which indicated that we could not increase revenues quickly enough to achieve positive cash flow prior to exhausting our working capital

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  the slowdown in the telecommunications industry resulting from the general economic recession, and the concomitant significant reduction in spending on advertising, marketing and promotion by telephone companies

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  after seeking strategic partners and/or potential purchasers for our assets, we were unable to find a superior alternative to the proposed sale of assets to CallVision

        Our board of directors believes that the proposed asset sale is in the best interests of OneLink and its shareholders. Accordingly, our board of directors has unanimously approved the form, terms and provisions of the asset sale; determined that the asset sale is fair to and in the best interests of OneLink and its shareholders; approved and declared the asset sale advisable pursuant to an asset purchase agreement containing customary and standard terms and provisions and approved by our board of directors; and recommended that our shareholders approve the asset sale.

Terms of the Asset Sale

        This Information Statement relates to the sale of substantially all of our assets to CallVision. The assets to be sold consist of all tangible and intangible assets used in the operation and provision of our TeleSmart and TeleMetrics business-intelligence services located at our facility in Eden Prairie, Minnesota.

        Assets to be Sold.    Substantially all of the Company's assets will be sold to CallVision, including all of the assets constituting or used in connection with the Company's TeleSmart and TeleMetrics services, all computer hardware, proprietary software, third-party software, know-how and documentation related to the operation and service of TeleSmart and TeleMetrics, all contracts and revenue streams related to the TeleSmart and TeleMetrics, and all intellectual property assets and proprietary information related to TeleSmart and TeleMetrics.

        Purchase Price.    CallVision has agreed to pay $200,000 to OneLink for the assets, plus certain expenses that OneLink incurred for the month of June (up to a maximum amount of $14,300), plus 15% of all revenue CallVision generates from the sale of TeleSmart or TeleMetrics services or future derivatives thereof (other than revenue generated in connection with the Company's service agreement with Qwest Communications International, Inc.), until December 31, 2003.

        Assumed Liabilities.    CallVision will assume OneLink's obligations under its service agreement with Qwest Communications International, Inc., and will also assume OneLink's obligations under other contracts being transferred to CallVision. OneLink will retain all other liabilities.

        Representations and Warranties.    OneLink made representations and warranties in favor of CallVision that relate to a number of matters, including:

  •
  its due organization and good standing

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  the due authorization, execution and delivery of the asset purchase agreement by OneLink

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  the validity and enforceability of the asset purchase agreement

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  the sufficiency of the assets being sold for the operation of the TeleSmart and TeleMetrics services

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  the condition of the assets being sold

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  the timely filing of tax returns by and payment of all taxes due from OneLink

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  the existence and full payment of any amounts owing under employee benefit plans

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  having obtained any necessary consents, approvals or authorizations required in connection with the sale of assets

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  the absence of any breach, violation or conflict with any instrument, indenture, court order or ruling of any governmental authority or any applicable laws that would prevent the consummation of the sale of assets

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  the absence of any material litigation

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  the validity and enforceability of all contracts being assumed by CallVision

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  insurance policies and coverages

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  representations regarding labor and employment matters and employee benefit plans

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  the nature and extent of OneLink's intellectual property assets

        CallVision also made representations and warranties in favor of OneLink that relate to a number of matters, including:

  •
  its due organization and good standing

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  the due authorization, execution and delivery of the asset purchase agreement by CallVision

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  the validity and enforceability of the asset purchase agreement

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  having obtained any necessary consents, approvals or authorizations required in connection with the asset sale

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  the absence of any court order or ruling of any governmental authority or any applicable laws that would prevent the consummation of the sale of assets

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  the financial ability of CallVision to pay the purchase price on the closing date of the asset sale

        Covenants.    OneLink agreed to provide CallVision and its representatives with access to business and financial information about OneLink and to otherwise cooperate, to the extent reasonably requested, with CallVision's investigation of OneLink's properties, assets and financial condition. OneLink agreed to transfer possession of the assets to be sold to CallVision upon the execution and delivery of the asset purchase agreement. OneLink also agreed not to modify any of its contracts prior to the closing without CallVision's express written consent. OneLink also agreed to make all required SEC filings, take all required corporate actions including the holding of the Special Meeting at which shareholder approval will be obtained, and cooperate with CallVision in obtaining all material consents. OneLink also agreed to notify CallVision in the event that OneLink becomes aware of any breach of one of its representations and warranties. OneLink agreed not to solicit, engage or encourage any offers from any other potential purchasers of OneLink or its assets. CallVision agreed to certain specific exceptions to this restriction in the event an unsolicited proposal is presented to our board of directors for the purchase of substantially all the stock or assets of OneLink, and is deemed by the board of directors in good faith to be a financially superior proposal compared to the proposed asset sale to CallVision.

        CallVision agreed to cooperate with OneLink in preparing any filings and obtaining any consents, to use the assets and operate the TeleSmart and TeleMetrics business from the date of the execution and delivery of the asset purchase agreement, and to perform OneLink's obligations under OneLink's contracts that are being assumed by CallVision. CallVision agreed to insure the assets during its use and operation of our assets. CallVision also agreed to cooperate with OneLink in the preparation of this Information Statement.

        Post-Closing Covenants.    OneLink has agreed not to dissolve or make any distributions to its shareholders until two years after the closing of the asset sale. However, OneLink may make distributions to its shareholders if it has first made adequate provision for the satisfaction in full of any and all of its obligations to indemnify CallVision under the asset purchase agreement. OneLink has also agreed not to compete with or solicit customers, licensors, licensees, suppliers or employees of CallVision for a one-year period following the closing of the asset sale. OneLink has further agreed to retain its records for a two-year period following the closing of the asset sale, and to sign and deliver any other documents that may be necessary to perfect CallVision's title to the assets involved in the asset sale.

        Conditions to Closing.    CallVision's obligations to close the purchase and sale of substantially all of our assets are contingent upon certain conditions, including the following: the accuracy of OneLink's representations and warranties; OneLink's performance of all the covenants required to be performed prior to the closing; the acquisition of all material consents; the delivery of certain closing documents; the nonexistence of litigation or a court order that would prevent the closing; and the approval of the asset sale by OneLink's shareholders.

        OneLink's obligations to close the purchase and sale of substantially all of our assets are contingent upon certain conditions, including the following: the accuracy of CallVision's representations and warranties; CallVision's performance of all the covenants required to be performed prior to the closing; the acquisition of all material consents; the nonexistence of litigation or a court order that would prevent the closing; and the delivery of certain closing documents.

        Termination.    The asset purchase agreement may be terminated prior to the consummation of the asset sale by a party if the other party materially breaches the agreement, if both parties mutually agree to so terminate, if closing conditions existing for a party's benefit fail to obtain, or by either party if the asset sale has not been consummated by December 31, 2002.

        Indemnification.    OneLink has agreed to indemnify CallVision, its affiliates, and their respective officers, directors, employees, agents and representatives after the closing of the asset sale for any and all losses or damages arising out of or relating to:

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  any breach by OneLink of any representation, warranty or covenant made by OneLink under the asset purchase agreement or certain other closing deliveries

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  any liability arising out of OneLink's ownership or operation of the assets prior to the closing of the asset sale

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  the liabilities retained by OneLink under the asset purchase agreement

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  any liability of OneLink for broker or finder fees arising in connection with the asset purchase agreement

        CallVision has agreed to indemnify OneLink after the closing of the asset sale for any and all losses or damages arising out of or relating to any breach by CallVision of any representation, warranty or covenant made by CallVision under the asset purchase agreement or certain other closing deliveries; any liability arising out of CallVision's ownership or operation of the assets after the closing of the asset sale; the liabilities assumed by CallVision under the asset purchase agreement, specifically including any damages to OneLink arising from CallVision's default under OneLink's service agreement with Qwest Communications International, Inc.; or any liability of CallVision for broker or finder fees arising in connection with the asset purchase agreement.

        Limitation of Liability and Remedies.    Neither party will have any liability under the indemnification provisions described above unless and until the total damages exceed $20,000, and then only for the amount by which the damages exceed $20,000, with certain limited exceptions. In no event will a party's liability exceed the amount of the purchase price.

        OneLink's obligations to indemnify CallVision will last for one year, with certain limited exceptions. CallVision's obligations to indemnify OneLink will last for one year. Indemnification will be the sole remedy of both parties for all claims arising under the asset purchase agreement.

Shareholder Vote Required to Approve Asset Sale

        Approval of the asset sale requires approval by the holders of a majority of all outstanding voting shares of our capital stock. Presently, holders of our common stock are entitled to one vote for each common share held, and holders of our Series A Preferred Stock are entitled for one vote for each common share into which their Series A Preferred Stock is convertible.

Voting Agreements with Shareholders

        Shareholders holding a majority of the outstanding voting shares have already agreed in writing to approve the asset sale pursuant to voting agreements they have entered into with CallVision. Pursuant to the voting agreements, these shareholders have agreed not to transfer or grant voting rights related to any of their shares of capital stock of OneLink. The shareholders have further agreed to vote their shares in favor of the asset sale at the Special Meeting. In the event that the shareholders do not appear in person to so vote their shares, they have provided CallVision with irrevocable proxy appointments granting authority to CallVision to vote their shares in favor of the asset sale on their behalf. In addition, the shareholders have agreed not to solicit or encourage third parties to make competing acquisition proposals for shares of OneLink stock or OneLink assets, or to enter into negotiations with OneLink for the purpose of making any such competing acquisition proposals.

        The approval for the asset sale obtained pursuant to the voting agreements is the only approval required to approve the asset sale pursuant to Minnesota corporate law and the asset purchase agreement by and between the Company and CallVision.

Our Business After the Asset Sale

        Subject to regulatory considerations, our common stock will continue to be quoted on the OTC Bulletin Board after the asset sale, and we will make reasonable efforts to continue filing disclosure reports with the SEC required by the Securities and Exchange Act of 1934, as amended. We will attempt to locate a private company seeking to become public through a merger with a public shell.

Consequences to Shareholders

        Our shareholders are not expected to receive any cash, stock or other property in connection with, or as a result of, the asset sale.

Material Federal Income-Tax Considerations to Shareholders

        Our management has concluded that there will be no tax consequences to our shareholders as a result of the asset sale.

DISSENTERS' RIGHTS

        Pursuant to the provisions of the Minnesota Business Corporation Act (the "MBCA"), our shareholders are entitled to dissenters' and appraisal rights in connection with the asset sale as described in this Information Statement. Sections 302A.471 and 302A.473 of the MBCA entitle any Company shareholder who objects to the asset sale and who follows the procedures prescribed by Section 302A.473 to receive cash equal to the "fair value" of such shareholder's shares of the Company's capital stock.

        The summary set forth below is a only a summary of the procedures for exercising dissenters' rights. This summary does not purport to be a complete statement of dissenters' rights and is qualified in its entirety by reference to Sections 302A.471 and 302A.473 of the MBCA attached to this Information Statement as Annex A. Any shareholder contemplating the possibility of dissenting from the asset sale should carefully review the text of Annex A (particularly the steps required to perfect dissenters' rights, which are complex) and should also consult with legal counsel. Dissenters' rights will be lost if the procedural requirements of the MBCA are not fully and precisely satisfied.

        The MBCA provides dissenters' rights for any shareholder who objects to the asset sale and who meets two statutory requirements. First, a shareholder must file with the Company a written notice of his, her or its intent to demand the fair value of such shareholder's shares of stock if the asset sale is approved and the actions contemplated by the asset sale are consummated. The notice must be filed with the Company on or before the date on which the vote is taken at the Special Meeting. Second, a shareholder must not vote such shares of stock at the Special Meeting in favor of the asset sale.

        If a shareholder meets these requirements, such shareholder shall be entitled to receive a cash payment of the fair value of his, her or its shares of Company capital stock. A shareholder who does not satisfy each of the requirements of Sections 302A.471 and 302A.473 of the MBCA is not entitled to payment for his, her or its shares of Company capital stock under the MBCA. A shareholder's failure to vote against the asset sale will not itself constitute a waiver of dissenters' rights under the MBCA. In addition, a shareholder's vote against the asset sale will not itself satisfy the notice requirement referred to above. A shareholder's notice of intent to demand payment for his, her or its shares if the asset sale is approved and the actions contemplated by the asset sale are consummated must be filed with the Company at: 10340 Viking Drive, Eden Prairie, Minnesota 55344, Attention: Paul F. Lidsky, prior to the vote on the asset sale at the Special Meeting.

        If the asset sale is approved, the Company must send written notice to all shareholders who have met the two above-described requirements. The Company's notice will contain: (i) the address where the demand for payment and certificates representing shares of the Company's stock (each a "Certificate") must be sent by the shareholder and the date by which they must be received by the Company; (ii) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received; (iii) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares (or an interest in them) and to demand payment; and (iv) a copy of the relevant provisions of the MBCA together with a brief description of the procedures to be followed under those provisions. A shareholder who is sent a notice and who wishes to assert dissenters' rights must demand payment and deposit his or her Certificate or Certificates within 30 days after such notice is given by the Company.

        Prior to the effective time of the consummation of the actions contemplated by the asset sale, a shareholder who exercises dissenters' rights retains all other rights of a shareholder of the Company. From and after such effective time, dissenting shareholders will no longer be entitled to any rights of a Company shareholder, including but not limited to the right to receive notice of meetings, to vote at any meetings or to receive dividends, and will only be entitled to appraisal rights as provided by the MBCA.

        After the effective time of the consummation of the actions contemplated by the asset sale, or upon receipt of a valid demand for payment, whichever is later, the Company must remit to each dissenting shareholder who complied with the requirements of the MBCA the amount the Company estimates to be the fair value of such shareholder's shares of capital stock, plus interest accrued from the effective time of the sale to the date of payment. The payment also must be accompanied by certain financial data relating to the Company, the Company's estimate of the fair value of the shares together with a description of the method used to reach such estimate, and a copy of the applicable provisions of the MBCA with a brief description of the procedures to be followed in demanding supplemental payment. If a dissenting shareholder believes that the amount remitted is less than the fair value of the Company's stock plus interest, such dissenting shareholder may give written notice to the Company of his or her own estimate of the fair value of the shares, plus interest, within 30 days after the Company mails its remittance, and demand payment of the difference. Failure to make such demand on a timely basis entitles the dissenting shareholder only to the amount offered.

        If the Company receives a demand from a dissenting shareholder to pay such difference, it shall, within 60 days after receiving the demand, either pay to the dissenting shareholder the amount demanded or agreed to by the dissenting shareholder after discussion with the Company, or file in court a petition requesting that the court determine the fair value of the Company's stock. The court may appoint one or more appraisers to receive evidence and make recommendations to the court on the amount of the fair value of the shares. The court shall determine whether the dissenting shareholder has complied with the requirements of Section 302A.473 of the MBCA and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares as determined by the court is binding on all dissenting shareholders. If the court determines that the fair value of the shares is in excess of the amount, if any, remitted by the Company, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds such amount previously remitted. A dissenting shareholder will not be liable to the Company if the amount, if any, remitted to such shareholder exceeds the fair value of the shares, as determined by the court, plus interest.

        Costs of the court proceeding shall be determined by the court and assessed against the Company, except that part or all of the costs may be assessed against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that the Company did not substantially comply with the relevant provisions of the MBCA, the court may assess the fees and expenses, if any, of attorneys or experts as the court deems equitable against the Company. Such fees and expenses may also be assessed against any party in bringing the proceedings if the court finds that such party has acted arbitrarily, vexatiously or not in good faith, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to such shareholders, if any.

        A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in such shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the Company in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of such a partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

        Under Subdivision 4 of Section 302A.471 of the MBCA, a shareholder has no right, at law or in equity, to set aside the approval of the asset sale or the consummation of the actions contemplated thereby unless such adoption or consummation was fraudulent with respect to such shareholder or the Company.

SECURITY OWNERSHIP OF
MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information with respect to beneficial ownership of the Company's common stock as of the Record Date by: (i) each director of the Company, (ii) the chief executive officer of the Company, (iii) all directors and executive officers of the Company as a group, and (iv) each person or entity known by the Company to own beneficially more than five percent (5%) of the Company's common stock. Unless otherwise indicated, the address of each beneficial owner is 10340 Viking Drive, Suite 150, Eden Prairie, Minnesota 55344.

Name and Address of Shareholder	Number of Shares Beneficially Owned (1)	Percent of Outstanding Shares (1)
Paul F. Lidsky (2)	487,200	4.7%
Ronald E. Eibensteiner (3) U S Bancorp Building 800 Nicollet Mall, Suite 2690 Minneapolis, MN 55402	1,330,000	12.7%
Vin Weber (4) 1775 I Street, N.W. Washington, D.C. 20006	75,294	*
Mark Ricca (5) 90 East Halsey Road Parsippany, NJ 07054	20,000	*
Thomas M. Kieffer (6) 4300 Market Pointe Dr., Ste 100 Bloomington, MN 55435	75,000	*
All named executive officers and directors as a group (five persons) (7)	1,987,494	18.0%
Perkins Capital Management, Inc. (8) 730 East Lake Street Wayzata, MN 55391-1769	2,255,867	22.9%
Fargo Investments, LP (9) 11100 Santa Monica Blvd., Suite 1900 Los Angeles, CA 90025	1,117,000	11.1%
Wayne W. Mills (10) 5020 Blake Rd. S. Edina, MN 55436	703,000	7.1%

* less than 1 percent

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes general voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding for computing the beneficial ownership percentage of the person holding such options or warrants but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, the persons named in the table above have the sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)
Includes (i) 450,000 shares of common stock issuable pursuant to options exercisable within 60 days, and (ii) 200 shares of common stock held indirectly by Mr. Lidsky.

(3)
Includes (i) 400,000 shares of common stock issuable pursuant to options exercisable within 60 days, and (ii) 200,000 shares of Series A Convertible Preferred Stock which is convertible into approximately 200,000 shares of common stock.

(4)
Includes 73,000 shares of common stock issuable pursuant to options exercisable within 60 days.

(5)
Represents 20,000 shares of common stock issuable pursuant to options exercisable within 60 days.

(6)
Includes 50,000 shares of common stock issuable pursuant to options exercisable within 60 days.

(7)
Includes (i) 993,000 shares of common stock issuable pursuant to options exercisable within 60 days and (ii) 200,000 shares of Series A Convertible Preferred Stock which is convertible into approximately 200,000 shares of common stock.

(8)
As disclosed in a Schedule 13G filed on January 29, 2002, Perkins Capital Management, Inc. has sole power to vote or direct the vote for 1,160,167 shares and sole power to dispose of or direct the disposition of all shares listed in the table as beneficially owned by it.

(9)
As disclosed in a Schedule 13G filed on March 17, 2000, Fargo Investments' holdings include 50,000 shares of common stock held by Bradford M. Freeman, its general partner. Also includes 200,000 shares of Series A Convertible Preferred Stock which is convertible into approximately 200,000 shares of common stock.

(10)
As disclosed in a Schedule 13G/A filed on February 7, 2002.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the internet website maintained by the SEC at: http://www.sec.gov. Concurrent with the delivery of this Information Statement, we are delivering copies of the Company's annual report on Form 10-KSB and quarterly reports on Form 10-QSB for the periods ended March 31, 2002 and June 30, 2002, which are incorporated by reference into this Information Statement. These reports contain the financial information required by Item 310(a) and (b) of Regulation S-B, and by Schedule 14A and 14C under the Securities and Exchange Act of 1934.

You should rely only on the information contained or incorporated by reference in this Information Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Information Statement. This Information Statement is dated September 24, 2002. You should not assume that the information contained in this Information Statement is accurate as of any date other than such date, and the mailing of this information statement to shareholders shall not create any implication to the contrary.

ANNEX A

SECTIONS 302A.471 AND 302A.473
OF THE MINNESOTA BUSINESS CORPORATION ACT

302A.471. Rights of dissenting shareholders

        Subdivision 1. Actions creating rights.    A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

  (a)
  An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

  (1)
  alters or abolishes a preferential right of the shares;

  (2)
  creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

  (3)
  alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

  (4)
  excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

  (b)
  A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

  (c)
  A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3;

  (d)
  A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3; or

  (e)
  Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

        Subdivision 2. Beneficial owners.    (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b)
A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

        Subdivision 3. Rights not to apply.    (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b)
If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

        Subdivision 4. Other rights.    The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. Procedures for asserting dissenters' rights

        Subdivision 1. Definitions.    (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b)
"Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c)
"Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d)
"Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

        Subdivision 2. Notice of action.    If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

        Subdivision 3. Notice of dissent.    If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

        Subdivision 4. Notice of procedure; deposit of shares.    (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

  (1)
  The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

  (2)
  Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

  (3)
  A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

  (4)
  A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b)
In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

        Subdivision 5. Payment; return of shares.    (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

  (1)
  The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

  (2)
  An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

  (3)
  A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b)
The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c)
If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

        Subdivision 6. Supplemental payment; demand.    If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

        Subdivision 7. Petition; determination.    If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

        Subdivision 8. Costs; fees; expenses.    (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b)
If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c)
The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

QuickLinks

ONELINK, INC. 10340 Viking Drive Eden Prairie, Minnesota 55344
ONELINK, INC. 10340 Viking Drive, Suite 150 Eden Prairie, Minnesota 55344
NOTICE OF MEETING AND INFORMATION STATEMENT for Special Meeting of Shareholders to be held October 4, 2002 at 10:00 a.m. (Central Time)
SUMMARY TERM SHEET
FORWARD-LOOKING STATEMENTS
BACKGROUND OF THE ASSET SALE
DESCRIPTION OF THE ASSET SALE
DISSENTERS' RIGHTS
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
WHERE YOU CAN FIND MORE INFORMATION
SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT